Registration No. 333-85488

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

SignatureNotes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 73	Trade Date: 12/22/2003
(To Prospectus dated July 22, 2002 as supplemented by Prospectus Supplement dated January 10, 2003)	Issue Date: 12/26/2003

The date of this Pricing Supplement is December 22, 2003

CUSIP or Common Code:	41013MZW3	41013MZX1	41013MZY9	41013MZZ6	41013MA26

Price to Public:	100.000%	100.000%	100.000%	100.000%	100.000%

Proceeds to Issuer:	$1,851,356.25	$1,500,896.00	$661,320.00	$8,309,022.00	$2,788,408.00

Discounts and Commissions:	0.625%	0.800%	1.000%	1.400%	1.400%

Reallowance:	0.150%	0.150%	0.150%	0.200%	0.200%

Dealer:	99.500%	99.350%	99.200%	98.800%	98.800%

Maturity Date:	12/15/2006	12/15/2007	1/15/2009	12/15/2011	12/15/2011

Stated Annual
Interest Rate:	2.500%	3.050%	3.500%	Step: 2.900% through 12/14/2005, and 6.000% thereafter (unless called)	4.300%

Interest Payment Frequency:	Monthly	Monthly	Monthly	Monthly	Monthly

First Payment Date:	1/15/2004	1/15/2004	1/15/2004	1/15/2004	1/15/2004

Additional Amounts:	N/A	N/A	N/A	N/A	N/A

Survivor’s Option:	Yes	Yes	Yes	Yes	Yes

Callable by Issuer:	No	No	No	Yes	No

If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	N/A	N/A	12/15/2005 Callable one time only at 100% on call date above with 30 days notice.	N/A

Original Issue Discount[1]:	N/A	N/A	N/A	N/A	N/A

Other Material Terms (if any):	N/A	N/A	N/A	N/A	N/A

Effective April 7, 2003 the name of Solomon Smith Barney Inc., an agent of the program, was changed to Citigroup Global Markets Inc.

[1]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see “Tax Consequences to U.S. Holders—Original Issue Discount Notes” in the Prospectus.

Registration No. 333-85488

Filed Pursuant to Rule 424(b)(2)

John Hancock Life Insurance Company

Signature Notes

With Maturities of Twelve Months or More from Date of Issue

Pricing Supplement No. 73 (To Prospectus dated July 22, 2002 as supplemented by Prospectus Supplement dated January 10, 2003) The date of this Pricing Supplement is December 22, 2003	Trade Date: 12/22/2003 Issue Date: 12/26/2003

CUSIP or Common Code:	41013MA34	41013MA42	41013MA59	41013MA67

Price to Public:	100.000%	100.000%	100.000%	100.000%

Proceeds to Issuer:	$506,290.00	$2,898,375.00	$2,342,200.00	$6,871,685.00

Discounts and Commissions:	1.500%	1.750%	2.000%	2.750%

Reallowance:	0.200%	0.275%	0.350%	0.350%

Dealer:	98.800%	98.600%	98.350%	97.600%

Maturity Date:	12/15/2013	12/15/2015	12/15/2018	12/15/2028

Stated Annual Interest Rate:	4.750%	5.250%	5.500%	5.700%

Interest Payment Frequency:	Semi	Semi	Semi	Quarterly

First Payment Date:	6/15/2004	6/15/2004	6/15/2004	3/15/2004

Additional Amounts:	N/A	N/A	N/A	N/A

Survivor’s Option:	Yes	Yes	Yes	Yes

Callable by Issuer:	No	Yes	Yes	Yes

If Callable by Issuer, dates and terms of redemption (including the redemption price)	N/A	6/15/2006 Callable one time only at 100% on call date above with 30 days notice.	12/15/2006 Callable one time only at 100% on call date above with 30 days notice.	3/15/2009 Callable one time only at 100% on call date above with 30 days notice.

Original Issue Discount[2]:	N/A	N/A	N/A	N/A

Other Material Terms (if any):	N/A	N/A	N/A	N/A

[2]	For information regarding certain tax provisions applicable to Original Issue Discount notes, including zero-coupon notes, see “Tax Consequences to U.S. Holders—Original Issue Discount Notes” in the Prospectus.